Exhibit 5.2

July 23, 2014

Spirit AeroSystems, Inc.

3801 South Oliver Street

Wichita, Kansas 67210

Spirit AeroSystems of North Carolina, Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Spirit AeroSystems North Carolina, Inc., a North Carolina corporation (“Spirit NC”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $300 million of Spirit AeroSystems, Inc.’s 5 ¼% Senior Notes due 2022 (the “Exchange Notes”) to be offered in exchange for its outstanding 5 ¼%  Senior Notes due 2022 (the “Original Notes”) that were issued pursuant to the Indenture, dated as of March 18, 2014 (the “Indenture”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), each of the other companies listed on Schedule A hereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).  This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

Documents Reviewed

In connection with this opinion letter, we have examined final copies of the following documents: (a) the Registration Statement, (b) the Indenture, (c) the form of the Exchange Notes, (d) the Registration Rights Agreement, dated as of March 18, 2014, among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several Initial Purchasers named therein and (e) the form of the related guarantees of the Guarantors (the “Guarantees”).

The documents referred to in clauses (a) through (e) above, together with all documents and instruments executed and delivered pursuant thereto or contemplated thereby, are referred to collectively as the “Subject Documents” and individually as a “Subject Document”.

In addition, we have examined and relied upon the following:

(i)            an Officer’s Certificate from Spirit NC certifying as to (A) true and correct copies of the articles of incorporation and bylaws of Spirit NC (the “Organizational Documents”) and a Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of Spirit NC authorizing the transactions contemplated by the Subject Documents and (B) the incumbency and specimen signatures of officers authorized to execute the Subject Documents on behalf of Spirit NC;

(ii)           a certificate of existence dated July 23, 2014, issued by the Secretary of State of the State of North Carolina (the “SOS Certificate”); and

(iii)          originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a)       Factual Matters.  To the extent that we have reviewed and relied upon (i)  certificates of Spirit NC or authorized representatives thereof, (ii) representations of Spirit NC set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)       Contrary Knowledge of Addressee.  No addressee of this opinion letter has any actual knowledge that any of our factual assumptions is inaccurate.

(c)       Signatures.  The signatures of individuals signing the Guarantee of Spirit NC (the “NC Guarantee”) are genuine.

(d)       Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(e)       Subject Documents.  The Exchange Notes and the Guarantees will be issued as described in the Registration Statement and the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and any information omitted from such form will be properly added.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.  Organizational Status.  Based solely upon the SOS Certificate, Spirit NC is a corporation in existence under the laws of the State of North Carolina.

2.  Power and Authority.  Spirit NC has the corporate power and authority to execute, deliver and perform the terms and provisions of the NC Guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

3.  Noncontravention.  Neither the execution, delivery and performance by Spirit NC of the NC Guarantee, nor the compliance by Spirit NC with the terms and provisions thereof violates (a) any present statute or regulation of the State of North Carolina that is applicable to Spirit NC or (b) the Organizational Documents of Spirit NC.

Our opinions set forth above are limited to the laws of the State of North Carolina, and we do not express any opinion concerning any other law.

Miscellaneous

This opinion letter is being furnished for the purpose referred to in the first paragraph of this opinion letter.  We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement.  Our opinion may be relied upon by Kaye Scholer LLP for purposes of its opinion of even date herewith with respect to Spirit NC and the Exchange Notes and Guarantees as such opinion relates to Spirit NC.  We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.  Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,
/s/ McGuireWoods LLP

Schedule A

Guarantors

Spirit AeroSystems Holdings, Inc.

Spirit AeroSystems Finance, Inc.

Spirit AeroSystems International Holdings, Inc.

Spirit AeroSystems Investco, LLC

Spirit AeroSystems Operations International, Inc.

Spirit Defense, Inc.

Spirit AeroSystems North Carolina, Inc.